EXHIBIT 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following is a general description of the common stock of RespireRx Pharmaceuticals Inc. (the “Company”) and does not purport to be complete. For a complete description of the terms and provisions of the common stock, refer to the Company’s Second Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and By-Laws of the Company, as amended (the “Bylaws”), each of which is an exhibit incorporated by reference into the Annual Report on Form 10-K of which this exhibit is a part. This summary is qualified in its entirety by reference to these documents.

Authorized and Outstanding Capital Stock

The Company is authorized to issue a total of 2,005,000,000 shares of capital stock, with a par value of $0.001 per share. Of the authorized amount, 2,000,000,000 of the shares are designated as Common Stock and 5,000,000 of the shares are designated as Preferred Stock.

Description of Common Stock

General. Each share of the Company’s Common Stock has the same rights and privileges. Holders of the Common Stock do not have any preferences or any preemptive, redemption, subscription, conversion or exchange rights. All outstanding shares of common stock are fully paid and non-assessable. The Company’s Common Stock is quoted on the OTC Pink Market, under the symbol “RSPI.”

Voting Rights. The holders of Common Stock are entitled to vote upon all matters submitted to a vote of stockholders and are entitled to one vote for each share of Common Stock held. There is no cumulative voting.

Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The payment of dividends, if any, will be determined by the Board in light of conditions then existing and may be paid on the Common Stock subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, when and if declared by the Board, out of funds legally available therefor.

Liquidation and Distribution. If the Company voluntarily or involuntarily liquidates, dissolves or winds-up, or upon any distribution of assets, the holders of Common Stock will be entitled to receive, after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution equally and ratably in proportion to the number of shares of Common Stock held by them.

Material Limitation or Qualification of Rights of Common Stock

Preferred Stock, Generally. The Company may issue preferred stock with such powers, preferences, rights, qualifications, limitations, and restrictions as the Board may, without prior stockholder approval, establish. The existence, and potential future issuance, of shares of preferred stock by the Company could result in substantial dilution of the economic and governance rights of holders of the Company’s common stock.

The Company’s authorized shares of preferred stock are designated into series as follows: c, 3,500 shares of Series I 8% Redeemable Preferred Stock (“Series I Preferred Stock”), 3,000 shares of Series H 2% Voting, Non-Participating Convertible Preferred Stock, 37,500 shares as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 1,700 shares as Series G 1.5% Convertible Preferred Stock (“Series G Preferred Stock”), 1,250,000 shares as 9% Cumulative Convertible Preferred Stock (“9% Preferred Stock”), 205,000 shares as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), and 3,505,800 shares are undesignated and may be issued with such rights and powers as the Board may designate.

Series J Preferred Stock. 5,700 shares of Series J Preferred Stock are issued and outstanding. The shares of Series J Preferred Stock are not convertible into Common Stock. The Series J Preferred Stock have a per share par value of $0.001 and a per share stated value of $100.00. The shares of Series J Preferred Stock are redeemable upon the occurrence of certain eligible payment (“Series J Eligible Payment”) events (each a “Series J Preferred Stock Eligible Payment Event”) that would cause an Series J Eligible Payment. Such Series J Eligible Payment Events include but are not limited to the receipt by the Company of an amount equal to or greater than $20 million from a licensing or sub-licensing fee, certain royalty payment receipts or the sale of an asset. Each share of Series J Preferred Stock shall be entitled to that number of votes, which shall be eligible to vote along with the Common Stockholders, or, as the case may be, when voting as a class, that is equal to one hundred (100x) times number calculated by dividing the number of shares of Series J Preferred Stock by the base measurement price as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. To the extent that under the Delaware General Corporation Law, the vote of the Series J Preferred Stock holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series J Preferred Stock shall constitute the approval of such action by the class or series. In the event of any liquidation or winding up of the Company prior to and in preference to any junior securities and pari passu with holders of any class or series of preferred stock that is pari passu with the Series J Preferred Stock, the holders of the Series J Preferred Stock will be entitled to receive in preference to the holders of any junior securities a per share amount equal to the $100.00, plus any accrued and unpaid dividends. In addition, the holders of Series J Preferred Stock have participating rights with holders of Common Stock after all holders of preferred stock have received their liquidation preference rights.

Series I Preferred Stock. 450 shares of Series I Preferred Stock are issued and outstanding. The shares of Series I Preferred Stock are not convertible into Common Stock. The Series I Preferred Stock have a per share par value of $0.001 and a per share stated value of $100.00. The shares of Series I Preferred Stock are redeemable upon the occurrence of certain eligible payment (“Series I Eligible Payment”) events (each a “Series I Preferred Stock Eligible Payment Event”) that would cause a Series I Eligible Payment. Such Series I Eligible Payment Events include but are not limited to the receipt by the Company of an amount equal to or greater than $15 million from a licensing or sub-licensing fee, certain royalty payment receipts or the sale of an asset. Each share of Series I Preferred Stock shall be entitled to one vote for each share of Series I Preferred Stock and shall only vote as a class to the extent that under the Delaware General Corporation Law (“DGCL”) the vote of the Series I Preferred Stock holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Series I Preferred Stock holders of at least a majority of the then outstanding shares of the Series I Preferred Stock. In addition to the above, any action that would reduce the rights or privileges of the Series I Preferred Stock will require an affirmative vote or consent of the Series I Preferred Stock holders of at least a majority of the then outstanding shares of the Series I Preferred Stock. In the event of any liquidation or winding up of the Company prior to and in preference to any junior securities and pari passu with holders of any class or series of preferred stock that is pari passu with the Series I Preferred Stock, the holders of the Series J Preferred Stock will be entitled to receive in preference to the holders of any junior securities a per share amount equal to the $100.00, plus any accrued and unpaid dividends.

Series B Preferred Stock. 37,500 shares of Series B Preferred Stock are issued and outstanding. Each share of Series B Preferred Stock is convertible into approximately 0.000030 shares of common stock at an effective conversion price of $22,083.75 per share of common stock, which is subject to adjustment under certain circumstances. As of December 31, 2021, the shares of Series B Preferred Stock outstanding are convertible into 1 share of Common Stock. Shares of Series B Preferred Stock do not entitle the holder to voting rights. The Company may redeem the Series B Preferred Stock for $25,001, equivalent to $0.6667 per share, an amount equal to the liquidation preference, at any time upon 30 days prior notice.

Series H Preferred Stock. No shares of Series H Preferred Stock are issued and outstanding or accrued as dividends as all outstanding shares of Series H Preferred Stock inclusive of accrued dividends converted into units that resulted in the issuance of 25,377,426 shares of Common Stock and warrants to purchase 25,377,426 shares of Common Stock. Each share of Series H Preferred Stock is convertible into 15,625 units at an effective conversion price of $0.064 per unit, with each unit comprising one share of Common Stock and one warrant exercisable for one share of Common Stock. Each share of Series H Preferred Stock entitles the holder to that number of votes equal to two times the number of shares of Common Stock into which it is convertible. In the event of any liquidation or winding up of the Company prior to and in preference to any junior securities, the holders of the Series H Preferred Stock will be entitled to receive in preference to the holders of any junior securities a per share amount equal to the $0.001, plus any accrued and unpaid dividends.

Series G Preferred Stock. No shares of Series G Preferred Stock are issued and outstanding. If issued, each share of Series G Preferred Stock is convertible into that number of shares of Common Stock determined by dividing $1,000 by an initial conversion price of $0.033. The conversion price with respect to a share of Series G Preferred Stock is subject to adjustment upon certain events that occur while such share is outstanding, pursuant to Section 7 of the Certificate of Designation for the Series G Preferred Stock (see Exhibit 3.7 to the Company’s Annual Report on Form 10-K of which this exhibit is a part). As of December 31, 2020, the conversion price with respect to Series G Preferred Stock is not subject to adjustment because no shares of Series G Preferred Stock are outstanding. If issued, each outstanding share of Series G Preferred Stock, prior to the date such share is eligible for conversion, entitles the holder to 30,303 votes per share (which may be subject to adjustment as described above), and thereafter, each share entitles the holder to voting rights on an as-converted basis.

9% Preferred Stock. No shares of 9% Preferred Stock are issued and outstanding. If issued, each share of 9% Preferred Stock is convertible into shares of common stock according to a conversion rate subject to adjustment upon the occurrence of certain events, including a reverse stock split, as set forth under the Certificate of Incorporation (see Exhibit 3.1 to the Company’s Annual Report on Form 10-K of which this exhibit is a part). Thereunder, each share of 9% Preferred Stock is convertible into that number of shares of common stock determined by dividing $1.00 by a conversion rate of $1.50, subject to adjustment pursuant to the reverse stock splits effected by the Company on September 1, 2016 and January 5, 2021, whereby, on September 1, 2016 each 325 shares of Common Stock was exchanged and combined into one share of Common Stock and on January 5, 2021, each 10 shares of Common Stock was exchanged and combined into one share of Common Stock. Shares of 9% Preferred Stock do not entitle the holder to voting rights.

Series A Preferred Stock. No shares of Series A Preferred Stock are issued and outstanding. Shares of Series A Preferred Stock do not entitle the holder to voting rights, except to the extent the holder would be entitled to vote with the holders of Common Stock as set forth in the Certificate of Designation for the Series A Preferred Stock.

Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws summarized below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium over the market price for the Company’s securities.

Our Certificate of Incorporation and Bylaws provide: (i) that the Company may issue preferred stock with such powers, preferences, rights, qualifications, limitations, and restrictions as the Board may, without prior stockholder approval, establish, as described above; and (ii) that special meetings of stockholders may only be called by the chairman of the Board, the president, the secretary, a majority of the members of the Board or the holders of a majority of the shares of Common Stock then outstanding.